UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12

SUPPORTSOFT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

On April 6, 2009, SupportSoft, Inc., (the “Company” or “NMS”) held a telephonic conference call where the Company discussed the announcement that the Company and Consona Corporation had entered into an Asset Purchase Agreement to sell the Enterprise Business to Consona. The transcript from the Company conference call is as follows:

Operator

Welcome to today’s call to discuss SupportSoft’s definitive agreement to sell its Enterprise business to Consona Corporation. (Operator Instructions). As a reminder, today’s call is being recorded. At this time, I would like to turn the call over to your host, Ms. Anne-Marie Eileraas, General Counsel of SupportSoft. Please go ahead, ma’am.

Anne-Marie Eileraas - SupportSoft - SVP & General Counsel

Thank you, Martin, and good morning. This is Anne-Marie Eileraas, General Counsel of SupportSoft. Before we begin today’s call, I would like to remind everyone that our remarks today will include forward-looking statements about the proposed sale of our Enterprise business, our preliminary first-quarter 2009 financial results, and other matters.

There are a number of risks and uncertainties that could cause our actual results to differ materially from expectations. These risks are detailed in today’s press releases and the reports we filed with the SEC, all of which can be found through the Investor Relations page of our website.

The statements we will make in this conference call are based on information we know as of today, and we assume no obligation to update any of those statements. We will also be filing a proxy statement with the SEC in connection with the proposed sale of our Enterprise business. We strongly encourage our stockholders to read the proxy statement after it has been filed with the SEC because it will contain important information about the transaction.

With that, I’ll turn it over to Josh.

Josh Pickus - SupportSoft - President & CEO

Thanks, Anne-Marie, and thanks, everyone, for joining us on short notice. In addition to Anne-Marie, here with me in Redwood City is Shelly Schaffer, our CFO. Today I am pleased to announce that we have entered into a definitive agreement to sell our Enterprise business to Consona Corporation for $20 million in cash subject to adjustment as set forth in the agreement. The transaction is subject to customary closing conditions, including approval of our stockholders, and is expected to close sometime during the second quarter of 2009. We believe this transaction represents a compelling opportunity to drive long-term growth for our stockholders, customers and employees.

Over the past year, we have taken steps to separate our Consumer and Enterprise businesses in order to sharpen our focus and realize the value inherent in each. This transaction allows us to focus on our growing Consumer business while enabling our Enterprise business to flourish within Consona.

Under Consona’s ownership, our Enterprise business will have the opportunity to leverage complementary products, customer bases and distribution channels to create more value than we believed we could on a standalone basis. The combination will offer customers of both companies a more comprehensive product portfolio, a broadened worldwide sales and services presence, expanded industry product and process expertise, and substantial resources for growth.

In our Consumer business, the transaction enables us to become a pure play provider of premium technology services for the digital home and small office. The increased focus and additional financial resources provided by the transaction will accelerate the transformation of our Company into a leading provider of premium technology services for the consumer and SOHO markets.

We plan to use the net proceeds from the transaction for working capital and general corporate purposes in our Consumer business. We may use a portion of the net proceeds for acquisitions of businesses, products and technologies complementary to our Consumer business, although we do not have a specific acquisition target at this time and we do plan to continue our measured and disciplined approach to M&A.

If we determine that we do not need all of our cash resources for working capital and cash reserves, and if we are unable to identify suitable acquisition candidates at appropriate valuations, we will consider alternative uses of excess cash that would enhance shareholder value. We arrived at the transaction announced today through a competitive bid process to evaluate interest in our Enterprise business. We retained Thomas Weisel Partners and conducted an extensive multi-month process that involved 50 potential financial and strategic buyers. Formal presentations were given to 15 firms, and we ultimately narrowed the funnel of interested parties in an orderly process until we determined that Consona offered the most attractive price and terms, as well as the most strategic fit for our Enterprise business. The business was valued at roughly 0.64 times 2009 revenues, consistent with many other comparable transaction, including Alcatel-Lucent’s recent acquisition of our Enterprise pure play competitor Motive.

Our process was competitive throughout, and we are pleased with the end results. Today we also announced positive preliminary results for the first quarter, and we anticipate that our Q1 revenue will exceed our previous guidance. We currently expect total revenue of between $10.3 million to $10.5 million for the first quarter of 2009, which compares to our guidance of $9.5 million to $10.3 million.

The revenue outperformance is the result of growth within the Consumer business, which delivered between $3.5 million and $3.6 million in revenue, up from $3.1 million in Q4. Given the turbulent macroeconomic environment in Q1, we are pleased with this revenue outperformance from our Consumer business.

In addition to the first-quarter results, we announced today our first consumer partnership with a major online retailer, TigerDirect. TigerDirect sells consumer electronics, computers, digital media technology and peripherals via retail stores, catalog, Internet channels and call centers to both personal and business users. TigerDirect’s website has been ranked by the New York Times among the top 25 online retailers. We plan on providing you with a detailed update on our Consumer business and progress with our other partners when we release our final Q1 results on April 29, but suffice it to say, our momentum remains strong.

Our objective post-transaction in our Consumer business will be to continue this momentum and to capitalize on our pure-play status with increased focus. Our overriding goal is to become the leading independent provider of technology services for the Consumer and SOHO markets. We plan to continue this expansion strategy and look to augment our Consumer business with possible inorganic growth opportunities, but with the same disciplined approach you have come to expect from us.

Following the close of the transaction expected sometime in the second quarter, we plan to host a conference call to discuss our detailed go forward plans for our Consumer business.

Let me close by saying we believe the transaction announced today is an excellent outcome for stockholders, customers and employees. It optimizes the future potential for both our Enterprise and Consumer units. Consona’s executive team is very excited about the transaction, and I think we have truly created a win-win for everyone.

With that, let me now ask the operator to open up the call for questions.

Operator

(Operator Instructions). Chad Bennett, Northland Securities.

Chad Bennett - Northland Securities - Analyst

A couple of questions. I guess I think it’s pretty straightforward, and I know the answer. But I assume it sounds like the process of selling the Enterprise business, you had multiple interested parties. Maybe that is going too far, but you showed it to 15 people, kind of whittled it down. So obviously one of the criteria when deciding on who to buy this is liquidity, and I assume that is a non-issue with the current buyer?

Josh Pickus - SupportSoft - President & CEO

Yes, that is correct. There is no financing contingency of any sort in the transaction. Consona is backed by two very large private equity firms, Battery Ventures and Thoma Bravo, and they have adequate resources to complete this and, as I mentioned, no financing contingency.

Chad Bennett - Northland Securities - Analyst

Yes, okay. Good. That is what I figured. And more of kind of a, I guess, qualitative question here — does this imply, Josh, enhanced confidence in the Consumer business and where you are at with that business that you are willing to part ways with the Enterprise business, which albeit is contracting, but is a nice cash flow generator for you? I guess what has changed since last time you talked publicly that gives you comfort in doing this deal?

Josh Pickus - SupportSoft - President & CEO

The short answer to your question is, yes, this does reflect enhanced confidence. It is not so much a function of a specific thing that happened in between the last call and this call. This process has been ongoing for several months, many months. And during that period, we have seen the Consumer business continued to make strides forward. And what we saw in Q1 was the Consumer business having the ability to grow sequentially, even after — over Q4 in an absolutely horrible macro environment.

So it is more a series of steps and a culmination of proof points that have given us increased confidence in the Consumer business than any specific thing. But it is fair to say that part of doing this is a bet that we are increasingly comfortable with that the Consumer business will flourish.

I have to say that there is a long road. There’s many challenges to get to. We clearly need to continue to grow and diversify revenue. We need to move the gross margin into positive territory. You know, all the things I’ve talked about before in terms of getting the Consumer business where I wanted to go remain to be done. But we are feeling very positive about our abilities to do that, and that increasing confidence is part of what made us comfortable proceeding with this transaction.

Chad Bennett - Northland Securities - Analyst

Got it. And one last, maybe for Shelly. I know you’ve segmented the two businesses for maybe a quarter or two now. I can’t remember. But is that the correct way of looking at the Consumer business from an overall expense standpoint post-deal, or is there anything in conjunction with the deal that changes that cash burn outlook? I don’t know what went into the deal, but is that the right way of looking at it, I guess?

Shelly Schaffer - SupportSoft - EVP & CFO

I will ask Josh to also add his thoughts. So the first step you have is that we have shared G&A expenses. So, as Josh said, we continue to look at what’s the right cost structure, but at the same time knowing that we also have a growth business. So with them, we are publicly traded.

So I think that if you look at CSG and ESG segmented, what we don’t allocate in the segment reporting is G&A. So you can’t really say, okay, how much goes with each of them? I think what Josh alluded to in his script is that we will come back when the deal is actually finally done at that point in time it’s done and come back and give you kind of a way to think about going forward on the CSG business.

Josh Pickus - SupportSoft - President & CEO

Yes, I would just amplify that by saying I think that probably isn’t the right way to look at it because as a stand-alone company, we need to make sure that we are in a position to drive this thing towards profitability, and we don’t have anything to say specifically today about how we deal with that once we are stand-alone. But you can rest assured that a lot of thought has gone into that, more thought will go into it, and by the time we close the transaction, we will give you a very specific sense of how we are going to operate going forward, how we are going to deal with the cost structure and everything that we need to do to ensure that that business continues to move towards profitability.

Chad Bennett - Northland Securities - Analyst

Okay. And just one last quick one. In the transaction, and maybe this isn’t that big a deal, but from an intellectual property standpoint, I know you kind of leveraged a lot of the intellectual property from the Enterprise side on the Consumer side. What is the lay of the land there, and how important is that?

Josh Pickus - SupportSoft - President & CEO

Yes, that is a great question. We did leverage a huge amount of know-how to build the Consumer technology, and that is I think why we have been able to really have an industry-leading solution pretty darn fast. The fact of the matter is the code lines are very distinct. The Consumer business is a hosted, essentially SaaS .net solution, and the Enterprise technology is not. And so we really have two pretty distinct intellectual property regimes, and it was obviously a focus of this transaction to make sure that they could be separated cleanly and (a) give the buyer everything it needed and (b) enable the Consumer business to proceed forward with everything it needed. And both sides are very satisfied that we have done that.

So intellectual property is a key piece of what Consona is acquiring, and I think that we are proud of that ESG line that will move on. But what we have in Consumer is quite distinct and will not be affected by this.

Chad Bennett - Northland Securities - Analyst

Got it. Okay, thanks.

Operator

Jon Maietta, Needham & Co.

Jon Maietta - Needham & Co. - Analyst

Josh, I was wondering if you could just comment on linearity in the quarter, kind of January as compared to February and March? What do those months look like from a demand perspective from both sides of the businesses?

Josh Pickus - SupportSoft - President & CEO

It was in the Consumer business pretty linear. It started very strong. It moderated a little bit at the end. But I think that was due to some specific things going on with our partners. So I would characterize Consumer as pretty linear.

The Enterprise business had a very, very tough start to the year. It sort of picked up and strengthened a little bit, particularly in the Professional Services area, towards the end. We obviously are operating at a meaningfully lower overall revenue level in Enterprise than we were in the prior year. But relative to what our plan was, that we developed in January, it ended about exactly where we thought it would, and it did strengthen a little bit in the services area as the quarter went on.

Jon Maietta - Needham & Co. - Analyst

Okay. And then just remind us, with TigerDirect, are all consumer offerings available on that website?

Josh Pickus - SupportSoft - President & CEO

Yes. Well, Consumer sells — Tiger sells both to consumers and businesses. They’re a multichannel marketer with a particular emphasis on online. They sell on their website. They sell through some fabulously productive call centers. They sell on TV, and they sell through a catalog, and they are a selling machine. I mean, it has been very interesting to observe them, and they move a lot of PCs and other technology devices, and we are excited to be working with them. We expect that that program will take a little while, as they always do, to roll out and to sort of become effective. But it is out there now, and we were able to get it launched quickly and we are excited about the prospects.

Jon Maietta - Needham & Co. - Analyst

Great. Okay. Thanks very much.

Operator

(Operator Instructions). Stephen Silk, C. Silk and Sons.

Stephen Silk - C. Silk and Sons - Analyst

Most of what I was interested in was covered. But, Josh, where would you think you would need revenue to be to be breakeven with what the business has left?

Josh Pickus - SupportSoft - President & CEO

We haven’t given forward guidance about that, and I don’t want to do that today. I think that we are laser-like focused on not just how to grow revenue, but how we move this business to profitability and we have tried to be very careful to not get ahead of ourselves, given that it is really a developing business. So I don’t have anything to add to what we have said before. We will continue to give a quarter’s worth of guidance. And I think it will be pretty clear to you as we separate the business sort of where we need to be. But I just don’t want to preload that by going any further today than we have before in that regard.

Shelly Schaffer - SupportSoft - EVP & CFO

Josh, I would just add one thing, which is if you think about the improvements we are making on the cost margin, on the gross margin side, if we had just accepted our gross margins that we had in the beginning while we were ramping the business or at least getting our customers on board, then we would be targeting a different breakeven than we might while we finally focus on gross margin improvement and all the things that we can do both through mix of business, as well as some of the things we’re learning as we serve our customers. So I think that is why it’s a little bit reckless to simply throw out a number when we are trying to do things along the entire — every single line of the P&L at the same time.

Josh Pickus - SupportSoft - President & CEO

Yes, I would just say that while I do very much aspire here to building a business that is substantial from a revenue perspective, as a manager I am deeply uncomfortable with losing money. And what I am trying to do is optimize a continuing series of trade-offs about how we both do things that enable us to have a large, long-term scale, but move towards profitability. And I think that that will continue to be the case. I think the focus on that will, frankly, be greater because there will not be another unit to absorb costs, and we are laser-like focused on how we get there.

But to Shelly’s point, there are a lot of different variables, and we don’t want to provide guidance that is really in advance of where we have real complete certainty. So no new information there yet.

As I have said, we will come back at the end of the quarter, whenever the transaction is completed, and we will try to give you a lot more detail about exactly how we are going to operate Consumer going forward. Because I do think that being a standalone unit, being a sub-sized public company means we have to think hard about that and really make sure that we are doing everything we can to get to profitability.

Stephen Silk - C. Silk and Sons - Analyst

Good. We will wait for the quarter call and drill down on how that is progressing.

Operator

Gene Weber, Weber Capital Management.

Gene Weber - Weber Capital Management - Analyst

Thanks for continuing to work with what you’ve got to maximize value to shareholders. That is obviously music to my ears and hopefully to other people’s ears.

Just a couple minor questions. Could you — I guess this is more for Shelly — talk about what the tax impact of this might be and also any estimate of what the transaction’s costs might be?

Shelly Schaffer - SupportSoft - EVP & CFO

Let me start on the transaction costs. I think — and those include obviously fees to our bankers, as well as our legal, our audit fees, the proxy, all of that all-in. And I think it would be fair to say that’s probably in the range of a couple of million, plus or minus $0.5 million. And we will come back plus or minus $0.25 million. And then from a tax perspective, I think it is an asset sale, so I think it is going to be in accordance to FAS 144, and then I think if there’ll still be a little bit of a tax impact, I don’t think it will exceed $300,000 or $400,000. And when we get closer to the actual timing and the date, we will come back to you and give you kind of what we think the specifics are around that.

Gene Weber - Weber Capital Management - Analyst

Okay. Thanks for the answers.

Operator

Nick Farwell, Arbor Group.

Nick Farwell - Arbor Group - Analyst

Just an add-on question, if I may. As you legally separate the Consumer and the Enterprise businesses, will there be any — and then ultimately I presume the physical separation of the two businesses. Will there be any ongoing lease exposure or any other issues of that nature that you’re going to have to unwind that may have a financial liability?

Josh Pickus - SupportSoft - President & CEO

I will give you sort of a general sense of what we are doing. As between the Consumer businesses and Consona, we expect that some of the leases in facilities where there are dominantly Enterprise employees will actually be assumed by Consona and that for some period of time there will be a transition agreement where the CSG or Consumer employees share that. So there we don’t anticipate any exposure.

In the headquarters facility, we expect that that will be a Consumer facility and that we will have the Enterprise employees kind of in a similar transition with us. And it is possible that we have more space than we need, and we will need to figure out how to handle that. But I don’t see real estate liabilities as being a big deal going forward.

We don’t have a huge amount of real estate. And of the stuff we have, much of it will be taken up by Consona. And it is really the headquarters facility in Redwood City that we need to sort through because that probably is more space than we ultimately need.

Shelly Schaffer - SupportSoft - EVP & CFO

And don’t forget, in our prior restructurings that we did in Q4 and Q1, we also got out of two of our locations at that time and have already recorded that, and that would be Canada and the UK. And as far as time-based exposure to real estate, we don’t have things that have five and six years left on them. So I think we have been very cognizant of this in the transaction.

Nick Farwell - Arbor Group - Analyst

I forgot about Canada. Okay. That’s what I’m interested in. Also, Redwood City, again, I am just assuming this — if you’re on a relatively short-term lease, given the amount of space available certainly in that facility among others, if you needed to downside or needed additional space, I assume that is relatively easy.

Josh Pickus - SupportSoft - President & CEO

Yes, though let’s not overdo short-term. I can’t recall exactly what the — (multiple speakers), but there are probably two or three years left in Redwood City. So that is the longest lease. And my expectation, based on everything we know today, is that probably financially it makes sense for us to stay in that facility. And we may need to restructure a piece of it because we are not using it. And then we would hope to sublease that.

So I don’t think there will be zero real estate costs associated with this. I just don’t think that they are going to end up being huge. That is really the message we want to convey.

Nick Farwell - Arbor Group - Analyst

Are there any other lingering liabilities that may come out of this transaction that we may not have touched on? We have obviously touched on the obvious ones.

Josh Pickus - SupportSoft - President & CEO

You know, I am sure there are things here and there. To the extent that employees don’t continue with Consona, we would have some severance obligations. There are clearly liabilities that sort of go along with this kind of a transaction that you don’t pass to the buyer. But from our point of view, they don’t materially affect the value of the transaction.

Operator

Shawn Boyd, Westcliff Capital Management.

Shawn Boyd - Westcliff Capital Management - Analyst

Congrats on the progress on multiple fronts here. Shelly, if I could just clarify one point that you made earlier, when we were talking about looking at the business and, Josh, you as well, we were talking about looking at the business potentially differently from this current segment breakdown, you highlighted the shared G&A. And that is the — that was running about $2.2 million, $2.3 million a quarter at the end of last year?

Shelly Schaffer - SupportSoft - EVP & CFO

Yes.

Shawn Boyd - Westcliff Capital Management - Analyst

Okay.

Shelly Schaffer - SupportSoft - EVP & CFO

I mean it couldn’t — yes? What is your question?

Shawn Boyd - Westcliff Capital Management - Analyst

So I just wanted to make sure I am looking at the amount of expenses that were shared and are potentially looking at allocation for both segments.

Shelly Schaffer - SupportSoft - EVP & CFO

Yes.

Josh Pickus - SupportSoft - President & CEO

So I think your number is roughly accurate. The key thing to understand is — I think Chad asked this — if what you do is you just sort of say, okay, you have done your segment reporting. Presumably ESG goes away, and then you’ve got the shared bucket. I will just add that on top. What we are saying is, please don’t do that. We are going to come back later this quarter when we have sorted through it and give you some very precise information about CSG and its costs going forward. We believe that getting the business to profitability is absolutely critical. And while we’ve got work to do, our view is that we will come back and make sure that everybody has a precise understanding of what it looks like. And I wouldn’t just extrapolate from what has been out there before. So it will take us a month or a month and a half to get you that. But it will be different, and I would caution against simply taking what is there and just adding it on.

Shelly Schaffer - SupportSoft - EVP & CFO

And the only thing I would add to that is if you think about the periods of Q2 and even a part of Q3, and Josh and I talked about this, we still have the work to do, which is to close out the deal, all the things that have legal and financial resources against them. And then we will talk about what we consider to be a run rate to Josh’s point. And so there will be expenses that go with actually having the deal go all the way through and all the reporting that goes along with it.

Josh Pickus - SupportSoft - President & CEO

Yes, that is actually an excellent point. In Q2, we’ve got a lot of extraordinary stuff that is going on, and I think the Q2 results are not going to be a very fair picture of what the run rate will be going forward because, frankly, you’ve got all of these transaction costs and other things. But I think what we are going to do is separate and apart from that. By the time we have closed the transaction, we will come back to you and we will say, okay, here is roughly where we see the CSG costs going forward as sort of a natural run rate without all this transaction stuff, and that may take us a quarter or two to get to. But that is going to be separate and distinct from Q2 numbers.

It is likely that we won’t provide any kind of EPS guidance for this quarter just because there are so many pieces moving around that don’t have to do with run rate. But we think the valuable information that we will provide is when all of that is done, what does this look like, so that people can do their models. And we obviously have a good sense of that, but before we share it, we want to get really precise and work through the transaction.

Shawn Boyd - Westcliff Capital Management - Analyst

Okay. That is helpful. So stay tuned for now on that issue. One other question for you. On the TigerDirect win, can you speak a little bit more, Josh, on the revenue potential of TigerDirect versus more the traditional bricks and mortar partnerships that we have seen so far and also how you would think about expenses ramping on that again versus the brick-and-mortar partners?

Josh Pickus - SupportSoft - President & CEO

Sure. So to talk about revenue first, if you measure it in terms of pieces sold, which is one crude way of talking about these sorts of programs, it is quite interesting. It is probably not quite as large as the Office Depot relationship, but it could be meaningful and material to our results. The thing that we need to do, though, is be effective in selling this stuff in a format that has some brick-and-mortar retail stores. They own a number of the ex-CompUSA stores. But dominantly they are call-center, catalog, online. And that is a new type facility. We are not doing that. They are doing the selling, but we need to make sure that they are effective at it.

So if they are, I think it could end up contributing materially in the back half or maybe at the very end of 2009 and certainly in 2010. But we’ve got to overcome that piece of it.

From an expense standpoint, we are starting small, and I am happy to say that we have been able to just in the very recent past launch this thing without adding incremental heads to our call center. And that is a reflection of the excellent job that our call-center management is doing in really driving efficiencies and enabling us to pick up additional volume without adding additional heads. I mean there’s a lot of complexity in many different levels to driving the gross margin we want. But in some ways, it is very simple. It is, how much revenue can you drive for a given set of headcount? And as we have launched the early pieces of this Tiger relationship, we have been able to do that without adding incremental heads. And that is something that is very encouraging to us.

So we are planning that as that business ramps, the headcount would increase, but we are very focused right now on driving efficiencies and driving as much incremental revenue out of the headcount we have now that we’ve got a stable and increasingly capable work from home base.

Shawn Boyd - Westcliff Capital Management - Analyst

Great to hear. Care to venture as to how many quarters you could actually do that? I mean, I am assuming within a couple of quarters you would have to start adding if that ramped to your expectations.

Josh Pickus - SupportSoft - President & CEO

You know, it is very hard to denominate from a timeline perspective because it very much depends on programs. And when we come back and talk to you a couple of times later this quarter, we will have more to say about other relationships and where they are going. And the effect of it is, it really depends on the rate of ramp of a series of programs, and depending on that, it might be a short period or several quarters. And really what we want is not so much the time base, but how much revenue can we drive without adding heads? And then when add heads, can we add them at a slower pace, meaningfully slower pace than we had in the past so that we actually see gross margin progress? That is the heart of the matter. And when I said in the last call that one of our key goals, right up there with driving and diversifying revenue, is enhancing gross margin — that is what it’s all about. And so I can’t give you a time, but I can give you that way of thinking about how we are approaching it.

Operator

And at this time, there are no further questions. I would like to turn the call back over to your host, Mr. Josh Pickus, CEO, for any additional remarks at this time.

Josh Pickus - SupportSoft - President & CEO

Okay. Thank you for joining us on such short notice. I will just reiterate that we think the transaction we have announced today is really an excellent outcome for stockholders, customers and employees. And we are hopeful that it will be supported by stockholders and we are available to provide additional information about it, and we will be filing a proxy that will be full of information about it. And we look forward to going on and completing this transaction, finding an excellent home for the Enterprise business within Consona, and then building the leading independent provider of premium technology services here in the Consumer business. So thanks and we will talk to you later.

Operator

And that does conclude today’s conference call. Have a wonderful day.

Important Additional Information Will Be Filed With The SEC

SupportSoft plans to file with the SEC and mail to its stockholders a proxy statement in connection with the proposed sale of the Enterprise Business and the other corporate matters described therein. The proxy statement will contain important information about SupportSoft, Consona Corporation, the proposed sale of the Enterprise Business and the other corporate matters described therein. Investors and security holders are urged to read the proxy statement carefully when it is available before making any voting or investment decision with respect to the proposed sale of the Enterprise Business and the other corporate matters described therein.

Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by SupportSoft through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the proxy statement from SupportSoft by contacting Maura Burns at maura.burns@supportsoft.com or (650) 556-8992.

SupportSoft and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the proposed sale of the Enterprise Business and the other corporate matters set forth in the proxy statement. Information regarding SupportSoft’s directors and executive officers and their ownership of SupportSoft’s shares is contained in SupportSoft’s Annual Report on Form 10-K for the year ended December 31, 2008, and is supplemented by other public filings made, and to be made, with the SEC. A more complete description will be available in the proxy statement filed in connection with the proposed sale of the Enterprise Business. Investors and security holders may obtain additional information regarding the direct and indirect interests of SupportSoft and its directors and executive officers with respect to the proposed sale of the Enterprise Business by reading the proxy statement and other filings referred to above.

Forward-looking statements

This transcript contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results contemplated by such statements could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, including those conditions related to stockholder approval; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief; and any assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, SupportSoft’s business may not perform as expected due to transaction-related uncertainty or other factors; that Consona is unable to successfully implement integration strategies; and other risks that are described in SupportSoft’s Securities and Exchange Commission reports, including but not limited to those risks described in the “Risk Factors” section in its most recent Annual Report on Form 10-K, filed with the SEC on March 13, 2009. You can locate these filings on the Investor Relations page of SupportSoft’s website, http://www.supportsoft.com/Company/investor_relations.html.